Exhibit 23.1


                          Independent Auditors' Consent

The Board of Directors
MEMC Electronic Materials, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of MEMC Electronic Materials, Inc. of our reports dated January 20, 2000, relating to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in or are incorporated therein in the December 31, 1999 annual report on Form 10-K of MEMC Electronic Materials, Inc.


                                                     /s/ KPMG LLP

St. Louis, Missouri
August 8, 2000